Exhibit 99.1

Contacts:
Investors:	Media:
Mary Anne Lerma	Adam Grossberg
mlerma@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Provides Preliminary Second Quarter Financial Results

New York, NY (July 24, 2017)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced preliminary financial results for the three months ended June 30, 2017.

Preliminary Results for the Three Months Ended June 30, 2017

WebMD expects that its second quarter revenue, net income and Adjusted EBITDA will be above previously stated financial guidance for the second quarter.

•	Revenue for the second quarter is expected to be approximately $176 million, an increase of approximately 5% from the prior year period. Prior financial guidance for the quarter was $170 million to $173 million.

•	Net income for the second quarter is expected to be approximately $18.9 million, an increase of approximately 6% from the prior year period. Prior financial guidance for the quarter was $16.9 million to $18.5 million. Net income for the second quarter includes an after-tax expense of $1.3 million, related to third-party costs incurred in connection with the review of strategic alternatives and an after-tax gain of approximately $0.3 million related to the sale of property.

•	Adjusted EBITDA for the second quarter is expected to be approximately $54 million, an increase of approximately 8% from the prior year period. Prior financial guidance for the quarter was $49 million to $51 million.

This information is preliminary and subject to the completion of WebMD’s normal closing process and finalization of quarterly financial and accounting procedures. WebMD is not planning to hold a conference call regarding second quarter results.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, OnHealth.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding preliminary second quarter results (which reflect what WebMD currently expects to report and are subject to adjustment). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying table, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. A reconciliation of net income (a GAAP financial measure) to Adjusted EBITDA (a non-GAAP financial measure) and an “Explanation of Non-GAAP Financial Measures” are attached to this press release.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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